Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-99667, 333-99669 and 333-137474 of SunLink Health Systems, Inc. on Forms S-8, of our reports dated September 20, 2012, appearing in this Annual Report on Form 10-K of SunLink Health Systems, Inc. for the year ended June 30, 2012.

/s/Cherry, Bekaert & Holland, L.L.P.

Atlanta, Georgia

September 20, 2012